UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2021

BRUKER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30833	04-3110160
(State or other jurisdiction of Incorporation or organization)	Commission File No.	(I.R.S. Employer Identification No.)

40 Manning Road

Billerica, MA 01821

(Address of principal executive offices)(Zip Code)

(978) 663-3660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value per share	BRKR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 7, 2021, Bruker Corporation (the “Company”) entered into a note purchase agreement among the Company and the institutional accredited investors named therein (the “Note Purchase Agreement”), pursuant to which the Company issued and sold CHF 300.0 million aggregate principal amount of 0.88% series A senior notes and EUR 150.0 million aggregate principal amount of 1.03% series B senior notes due December 8, 2031 (the “Notes”) in an offering exempt from the registration requirements of the Securities Act of 1933, as amended. Terms used in this Item 1.01 and not otherwise defined herein have the meanings given to them in the Note Purchase Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Interest on the Notes is payable semi-annually on June 7 and December 7 of each year, commencing June 7, 2022. The Notes are unsecured obligations of the Company and are fully and unconditionally guaranteed by certain of the Company’s subsidiaries. The Company may prepay some or all of the Notes at any time in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding at a price equal to the sum of (a) the principal amount to be prepaid, plus accrued and unpaid interest, (b) any applicable “make-whole” amount, and (c) certain other fees and expenses. In the event of a change in control (as defined in the Note Purchase Agreement) of the Company, the Company may be required to prepay the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and certain other fees and expenses.

The Note Purchase Agreement contains customary affirmative and negative covenants, including, among others, restrictions on the Company’s ability to incur liens, transfer or sell assets, engage in certain mergers and consolidations, enter into transactions with affiliates, and engage or permit any subsidiary to engage in certain lines of business. The Note Purchase Agreement also includes customary representations and warranties and events of default.

Additionally, so long as any Notes are outstanding, the Company may not permit (i) its leverage ratio (as determined pursuant to the Note Purchase Agreement) as of the end of any fiscal quarter to exceed 3.50 to 1.00 unless a material acquisition causes an adjusted leverage ratio to apply pursuant to the Note Purchase Agreement, (ii) its interest coverage ratio (as determined pursuant to the Note Purchase Agreement) as of the end of any fiscal quarter for any period of four consecutive fiscal quarters to be less than 2.50 to 1.00, or (iii) Priority Debt at any time to exceed 15% of consolidated total assets (as determined pursuant to the Note Purchase Agreement).

Proceeds of the Notes may be used by the Company for general corporate purposes.

The foregoing summary description of the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Note Purchase Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheeet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibits.

Number	Description

10.1	Note Purchase Agreement dated as of December 7, 2021.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain exhibits and schedules have been omitted in accordance with Regulation S-K Item 601(a)(5). Bruker Corporation agrees to furnish to the SEC a copy of any omitted exhibits or schedules upon request of the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER CORPORATION (Registrant)

Date: December 8, 2021	By:	/s/ GERALD N. HERMAN
Gerald N. Herman
Executive Vice President and Chief Financial Officer